Exhibit 99

A. T. CROSS Co.	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS STRONG SECOND QUARTER 2013 RESULTS

•	Second quarter sales increased 9.6% to $53.5 million driven by 18% Cross Optical Group growth
•	Operating income of $6.7 million increased 19.3%, excluding non-recurring charges
•	EPS increased 32.1% from $0.28 to $0.37, excluding non-recurring charges
•	Entered agreement to sell its Cross Accessory Division for $60 million

Lincoln, RI – July 24, 2013 (GLOBE NEWSWIRE) – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the second quarter ended June 29, 2013.

Second Quarter 2013 Results

Consolidated sales for the second quarter of 2013 increased by 9.6% to $53.5 million compared to $48.8 million in the second quarter of 2012.  The Cross Optical Group (COG) reported second quarter sales of $32.4 million, a quarterly record for the business and a 17.9% increase compared to last year.  The Cross Accessory Division (CAD) recorded sales of $21.1 million, a 1.1% decrease compared to $21.3 million last year.

Gross margin in the quarter was 58.4%, 140 basis points higher compared to last year’s second quarter gross margin of 57.0%.

Operating income in the quarter decreased 14.0% to $4.8 million, as compared to $5.6 million in the second quarter of last year.  Included in second quarter results for this year was a $1.4 million non-cash charge for the termination of a pension plan associated with former Cross employees in Ireland and $0.5 million of costs related to the sale of the Cross Accessory Division.  Excluding these non-recurring charges, operating income increased 19.3% compared to last year’s second quarter.

Net income for the second quarter was $3.1 million, or $0.24 per diluted share, ($0.37 per diluted share excluding non-recurring charges) compared to $3.7 million, or $0.28 per diluted share, last year.

Year-To-Date 2013 Results

Consolidated sales for the first six months of 2013 increased by 7.9% to $97.9 million compared to $90.8 million for the same period of 2012.  COG reported sales of $56.3 million, an increase of 18.4% over last year’s $47.5 million.  CAD recorded sales of $41.6 million, 3.7% lower as compared to last year.

Gross margin for the six months of 2013 was 57.4% or 80 basis points higher than the 2012 six month period gross margin of 56.6%

Year-to-date operating income decreased 6.9% to $7.4 million, as compared to $8.0 million for the same period last year.  Included in the first six months of 2013 results was a $1.4 million non-cash charge for the termination of a pension plan associated with former Cross employees in Ireland and $0.7 million of costs related to the sale of the Cross Accessory Division.  Excluding these non-recurring charges, operating income increased 19.4% compared to last year’s six month period.

Net income for the six month period was $4.7 million, or $0.36 per diluted share, ($0.51 per diluted share excluding non-recurring charges) compared to $5.2 million, or $0.40 per diluted share, last year.

Mr. Whalen stated, “A.T. Cross delivered an excellent first half performance.  The Cross Optical Group delivered a record performance demonstrating that the strategies we have put in place to build our sunglass business are working.  On July 15, 2013, we announced we had entered an agreement to sell our Cross Accessory Division.  We expect that transaction to close in the third quarter of this year at which point we will work to accelerate our evolution into a fast-growing, well-capitalized, optical company.”

Cross Accessory Division Sale

On July 13, 2013, the Company signed a definitive agreement to sell its Cross Accessory Division to a newly formed affiliate of Clarion Capital Partners, for a cash price of $60 million, subject to certain customary closing conditions and post-closing adjustments.  As part of the transaction, Clarion will assume substantially all the liabilities associated with the Cross Accessory Division but excluding the U.S. defined benefit pension plan and certain known pre-closing environmental matters.  At that time, Mr. Whalen commented, “After carefully considering the strategic alternatives available to the Cross Accessory Division, the A. T. Cross Company Board of Directors concluded that the sale of the Division was the best course of action to maximize shareholders’ value.  We look forward to working with Clarion Capital Partners to ensure a smooth transition in the coming months.  Following the closing, we will then focus exclusively on the expansion of the fast growing Cross Optical Group.”

Conference Call

            The Company’s management will host a conference call today, July 24, 2013 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial in at (877) 303-2912, while international callers may dial in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

Non-GAAP Measures

This release contains non-GAAP measures of operating income and diluted earnings per share that are provided as a complement to results provided in accordance with generally accepted accounting principles.  These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to close the sale of Cross Accessory

Division in the third quarter of this year and to smoothly transition the CAD business to Clarion Capital Partner, and the ability to then focus exclusively on the growth and expansion of the Cross Optical Group,  and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of July 24, 2013.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A.T. CROSS COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net sales	$53,502	$48,807	$97,903	$90,753
Cost of goods sold	22,242	20,993	41,718	39,369
Gross Profit	31,260	27,814	56,185	51,384
Selling, general and administrative expenses	23,321	19,354	42,921	37,829
Service and distribution costs	2,299	2,167	4,299	4,215
Research and development expenses	842	716	1,549	1,376
Operating Income	4,798	5,577	7,416	7,964
Interest and other expense	(164)	(279)	(296)	(411)
Income Before Income Taxes	4,634	5,298	7,120	7,553
Income tax provision	1,544	1,637	2,390	2,354
Net Income	$3,090	$3,661	$4,730	$5,199
Net Income per Share:
Basic	$ 0.25	$ 0.30	$ 0.38	$ 0.42
Diluted	$ 0.24	$ 0.28	$ 0.36	$ 0.40
Weighted Average Shares Outstanding:
Basic	12,333	12,397	12,288	12,343
Diluted	13,017	12,977	12,982	12,926

Reconciliation of GAAP and Non-GAAP Operating Income and Diluted Earnings Per Share
GAAP operating income	$4,798	$5,577	$7,416	$7,964
Pension	1,400	-	1,400	-
CAD asset sale costs	454	-	693	-
Non-GAAP Operating Income	$6,652	$5,577	$9,509	$7,964

GAAP diluted earnings per share	$ 0.24	$ 0.28	$ 0.36	$ 0.40
Pension	$ 0.11	-	$ 0.11	-
CAD asset sale costs	$ 0.02	-	$ 0.04	-
Non-GAAP Diluted Earnings Per Share	$ 0.37	$ 0.28	$ 0.51	$ 0.40

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Segment Data: Cross Accessory Division
Net Sales	$21,084	$21,321	$41,649	$43,250
Operating Loss	(2,354)	(700)	(3,420)	(1,162)
Segment Data: Cross Optical Group
Net Sales	$32,418	$27,486	$56,254	$47,503
Operating Income	7,152	6,277	10,836	9,126

A.T. CROSS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 29, 2013	June 30, 2012
Assets
Cash and cash equivalents	$19,050	$22,615
Short-term investments	262	99
Accounts receivable	33,354	32,271
Inventories	46,023	40,282
Deferred income taxes	3,410	4,161
Other current assets	8,576	7,554
Total Current Assets	110,675	106,982

Property, plant and equipment, net	13,919	12,909
Goodwill	15,279	15,279
Intangibles and other assets	10,202	11,295
Deferred income taxes	10,089	10,773

Total Assets	$160,164	$157,238

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$28,471	$29,055
Line of credit	15,000	0
Retirement plan obligations	2,343	2,452
Income taxes payable	823	1,313
Total Current Liabilities	46,637	32,820

Long-term debt	0	18,221
Retirement plan obligations	18,890	19,258
Deferred gain on sale of real estate	1,434	1,955
Other long-term liabilities	751	482
Accrued warranty costs	1,283	1,386
Shareholders' equity	91,169	83,116

Total Liabilities and Shareholders' Equity	$160,164	$157,238